EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 2, 2018

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL Holdings USA, Inc. 2018 Employee Shareholder Plan of our third-party letter report dated January 19, 2017, concerning our estimates of the net proved oil, condensate, and gas reserves, as of December 31, 2016, of certain properties owned by PAO Novatek, which is included as Exhibit 15.4 to the Annual Report on Form 20-F of TOTAL S.A. for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 17, 2017, and to the reference to our firm under the heading “Statement by experts” in such Annual Report.

Very truly yours,

/S/ DEGOLYER AND MACNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716